Exhibit 99.1

Costs of environmental compliance, liabilities, fines, penalties and litigation could exceed our estimates.

Compliance with current and future federal and state environmental laws and regulations may result in increased capital, operating and other costs, including remediation and containment expenses and monitoring obligations. WPS Resources cannot predict with certainty the amount and timing of all future expenditures (including the potential or magnitude of fines or penalties) related to environmental matters because of the difficulty of estimating clean-up and compliance costs and the possibility that changes will be made to the current environmental laws and regulations. Any future changes in the interpretation of the Clean Air Act’s New Source Review provisions could potentially increase operating and maintenance costs substantially.

On March 15, 2005, the Environmental Protection Agency (the “EPA”), adopted the Clean Air Mercury Rule, which is intended to reduce mercury emissions from coal-fired generation plants. The EPA has also issued the Clean Air Interstate Rule requiring reductions of sulfur dioxide and nitrogen oxide emissions. In addition, the possibility exists of future regulation of greenhouse gases emitted from generation facilities. WPS Resources cannot be certain how these rules will affect the company. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liabilities on all potentially responsible parties.

Citizen groups that feel there are compliance issues not sufficiently enforced by environmental regulatory agencies may bring citizen enforcement actions against us. Such actions could seek penalties, injunctive relief and costs of litigation.

On November 15, 2004, The Sierra Club, Inc. filed a petition with the Wisconsin Department of Natural Resources (the “WDNR”), under Section 285.61 of the Wisconsin Statutes, seeking a contested case hearing on the construction permit issued for the Weston 4 generation station, which is a necessary predicate to plant construction under the pertinent air emission regulations (hereinafter referred to as the “Weston 4 air permit”). In February 2006, the Administrative Law Judge affirmed the Weston 4 air permit with changes to the emission limits for sulfur dioxide and nitrogen oxide from the coal-fired boiler and particulate from the cooling tower. The changes, which must be implemented by the WDNR in a revised permit, set limits that are more stringent than those originally set by the WDNR. The Sierra Club and Wisconsin Public Service Corporation (“WPSC”), the subsidiary of WPS Resources building Weston 4, filed petitions for judicial review of the Administrative Law Judge's decision with the circuit court. On August 7, 2006, WPSC withdrew its petition for judicial review and sought dismissal, without prejudice, of the Sierra Club's petition as premature. On October 12, 2006, the court granted the motion to dismiss and the Sierra Club has filed a petition for appeal of the circuit court’s dismissal with the Wisconsin Court of Appeals. These activities did not stay the construction of the Weston 4 facility or the Administrative Law Judge's decision on the Weston 4 air permit. On November 3, 2006, the Sierra Club filed a motion for injunctive relief with the circuit court, requesting that the court enjoin the ongoing construction of the Weston 4 facility on the basis that the facility does not have a valid, final permit. A hearing will be held on the Sierra Club motion on December 19, 2006. WPSC believes that it has substantial defenses to the Sierra Club’s motion for injunctive relief and appeal of the circuit court’s decision and does not expect these actions to stop construction. WPS Resources believes that the WDNR will revise the Weston 4 air permit consistent with the Administrative Law Judge’s decision. However, until the WDNR issues the revised Weston 4 air permit consistent with the Administrative Law Judge’s decision and the recent motion of the Sierra Club is finally resolved, WPS Resources will not be able to make a final determination of the probable cost impact, if any, of compliance with the revised Weston 4 air permit on its future operating or construction costs.

In early November, it came to the attention of WPSC that the ambient air quality computer modeling done by the WDNR and used as the basis for the Weston 4 air permit did not take into account the emissions from the existing Weston 3 facility for purposes of evaluating air quality increment consumption under the required Prevention of Significant Deterioration (“PSD”) analysis. WPSC also performed its own computer modeling in support of the Weston 4 air permit application, on a basis consistent with the WDNR modeling. For the PSD analysis, a “baseline” of emissions was established in each area of the country which meets National Ambient Air Quality Standards, with a corresponding allowable “increment” of additional emissions for each regulated pollutant which, if permitted, would still ensure that the air quality in the area will not be degraded below the National Ambient Air Quality Standard. Each new air permit issued by the WDNR then uses up part of the available “increment” for specific pollutants, and once and so long as the total increment for any pollutant is exhausted, the WDNR cannot issue air permits for any additional sources of that pollutant. WPSC believes that based on the facts known to the company today, it can demonstrate compliance by making minor revisions to the air permits applicable to the facility, and it will not be required to make significant changes to any of the units at the Weston facility or material changes in operations. WPSC also believes that based upon the facts known to the company today, there are procedures available for the WDNR to so revise the permits applicable to the Weston facility. The WDNR also has the authority to suspend, revoke or withdraw a permit to assure compliance with applicable requirements. However, WPSC believes that the WDNR will not suspend, revoke or withdraw the Weston 4 air permit or any other permit for the Weston site in this situation, where the issue can be addressed by permit limit modifications. WPSC understands from discussions with the WDNR that the agency has never revoked a construction permit under similar circumstances. WPSC is still investigating the situation and is continuing to work with the WDNR. Although WPS Resources currently is not able to make a final determination of the probable timing or cost impact of this issue, if any, on construction of Weston 4, it does not believe there will be any impacts which will materially affect the construction or future operations of Weston 4.